                                                                      EXHIBIT 16

DELOITTE & TOUCHE
-----------------------------       ----------------------------------------------------------
                                    DELOITTE & TOUCHE LLP            Telephone: (416) 601-6195
                                    Suite 1400, BCE Place            Facsimile:  (416)
                                    181 Bay Street                   601-6381
                                    Toronto, Ontario M5J 2V1
                                    Canada

December 21, 1999
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549
Dear Sir or Madam:

Re:  PHILIP SERVICES CORP.
     COMMISSION FILE NO. 0-3718

We have read Item 4 of the Form 8-K of Philip Services Corp. (the "Company") dated December 8, 1999, and we disagree with the following statements made therein insofar as they relate to Deloitte & Touche LLP ("Deloitte"):

1. Deloitte does not agree that the Company may have claims or causes of action against Deloitte for breach of its duties to the Company. Deloitte is aware that the Company has asserted that such claims or causes of action may exist.

2. Deloitte does not agree that its independence was impaired solely because the various Canadian and U.S. plans failed to provide a release to Deloitte. Rather, Deloitte's independence was impaired because, on several occasions, the Company raised the possibility of bringing claims against Deloitte. Prior to Deloitte signing the audit report on the Company's financial statements for the year ended December 31, 1998, the Company cured the impairment by giving Deloitte assurances that it did not intend to sue Deloitte. However, subsequent to Deloitte signing that audit report, the Company again threatened to sue Deloitte, thus again impairing Deloitte's independence. In addition, under the terms of the various reorganization plans proposed by the Company, releases given by the Company to certain directors, officers, and employees of the Company were made conditional on those directors, officers, and employees cooperating with the Company in connection with any claim brought against Deloitte. One way for the Company to cure these impairments of Deloitte's independence was to provide Deloitte with a release.

3. Deloitte does not agree that the initial Canadian Plan failed to comply with the CCAA's "procedural requirements" only. Mr. Justice Blair of the Ontario Superior Court of Justice held that the initial Canadian Plan deprived Deloitte of its substantive, as well as its procedural, rights under Canadian law.

4. Deloitte does not agree that the Plan Supplement proposed by the Company was "to creditors only." This appears to be a typographical error, because the Company purported to propose the Plan Supplement only to secured creditors.

5. Deloitte does not agree that the Plan Supplement "did not affect [its] interests." Deloitte believes that the Plan Supplement, like the other plans proposed by the Company, was unfair and unreasonable to unsecured creditors, including Deloitte.

------------------------------
DELOITTE TOUCHE TOMATSU
------------------------------

6. Deloitte does not agree that the statements in the Form 8-K constitute a full and complete description of the circumstances under which Deloitte resigned as the Company's auditor. Among other things, the Form 8-K omits the fact that, on November 23, 1999, the Company filed a motion in the Ontario Superior Court of Justice seeking an order declaring Deloitte to be disqualified as its auditor. Deloitte informed the court that it did not oppose that motion, but the motion was adjourned because the Company had failed to designate a replacement auditor. The Form 8-K also omits the fact that two former officers and directors of the Company commenced an action in the Ontario Superior Court of Justice against Deloitte by Notice of Action issued on November 8, 1999. The former officers and directors allege, among other things, that Deloitte breached duties owed to them in their capacities as officers and directors of the Company.

Deloitte agrees with the other statements made in Item 4 of the Form 8-K insofar as they relate to Deloitte. Deloitte has no basis to agree or disagree with other statements contained in Item 4 of the Form 8-K that do not relate to Deloitte, including but not limited to statements concerning the Company's subjective intent (e.g., the Company "used its best efforts").

Yours very truly,

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

                                                          ----------------------
                                                               DELOITTE & TOUCHE
                                                          ----------------------